The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Large - Cap Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rol ling position in E - Mini ® S&P 500 ® futures (the “Futures Contracts”), which reference the S&P 500 ® Index (the “Constituent”), while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to the Futures Contrac ts of 0%. The Index is subject to a 6.0% per annum daily deduction. The Constituent consists of stocks of 500 companies selected to pr ovi de a performance benchmark for the U.S. equity markets. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Large - Cap Vol Advantage Index (Bloomberg ticker: MQUSLVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: August 27, 2026 Observation Date: September 12, 2031 Maturity Date: September 17, 2031 Upside Leverage Factor: At least 3.00* Barrier Amount: 60.00% of the Initial Value Payment at Maturity: If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return î Upside Leverage Factor) If the Final Value is equal to the Initial Value or is less than the Initial Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity. If the Final Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Index Return) If the Final Value is less than the Barrier Amount, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity. CUSIP: 46661K3B2 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/46661K3B2/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $850.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supp lem ent and prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 60.5m Uncapped Accelerated Barrier Notes linked to the MerQube US Large - Cap Vol Advantage Index H North America Structured Investments Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 Dated July 29, 2026 Rule 424(b)(3) Terms supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the product suppleme nt no. 3 - I dated April 17, 2026 and the underlying supplement no. 5 - I dated April 17, 2026 Hypothetical Total Returns** Total Return on the Notes Index Return Final Value 195.00% 65.00% 165.00 120.00% 40.00% 140.00 60.00% 20.00% 120.00 30.00% 10.00% 110.00 15.00% 5.00% 105.00 3.00% 1.00% 101.00 0.00% 0.00% 100.00 0.00% - 5.00% 95.00 0.00% - 10.00% 90.00 0.00% - 20.00% 80.00 0.00% - 30.00% 70.00 0.00% - 40.00% 60.00 - 40.01% - 40.01% 59.99 - 50.00% - 50.00% 50.00 - 60.00% - 60.00% 40.00 - 80.00% - 80.00% 20.00 - 100.00% - 100.00% 0.00 * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 3.00. ** Reflects an Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein for illustrative purposes. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The level of the Index will include a 6.0% per annum daily deduction. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and has limited assets. • The benefit provided by the Barrier Amount may terminate on the Observation Date. • No interest payments, dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube (the “Index Sponsor”) in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Risks Relating to the Index • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. • The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. • The Index may not be successful or outperform any alternative strategy. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be adversely affected by a “volatility drag” effect. • The Index may be significantly uninvested. • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is an excess return index that does not reflect “total returns.” • Concentration risks associated with the Index may adversely affect the value of your notes. • The Index is subject to significant risks associated with futures contracts, including volatility. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. • The Index was established on February 11, 2022 and may perform in unanticipated ways. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. 60.5m Uncapped Accelerated Barrier Notes linked to the MerQube US Large - Cap Vol Advantage Index